As filed with the Securities and                       Registration No._________
Exchange Commission on October 3, 1997

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ______________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                             SECURITIES ACT OF 1933

                             ______________________

                               FLUOR CORPORATION
             (Exact name of registrant as specified in its charter)

            Delaware                                     95-0740960
  (State or other jurisdiction of                    (I.R.S. Employer
   incorporation or organization)                   Identification No.)

       3353 Michelson Drive
        Irvine, California                                 92698
(Address of principal executive office)                  (Zip Code)

                 FLUOR EXECUTIVE DEFERRED COMPENSATION PROGRAM
                           (Full title of the plan)

                LAWRENCE N. FISHER, Senior Vice President - Law
                                 and Secretary
                             3353 Michelson Drive
                           Irvine, California 92698
                    (Name and address of agent for service)

                                (714) 975-2000
         (Telephone number, including area code, of agent for service)

                            ________________________

                        CALCULATION OF REGISTRATION FEE

================================================================================================
  Title of each class          Amount       Proposed Maximum    Proposed Maximum     Amount of
    of securities to           to be         Offering Price        Aggregate        Registration
     be registered         registered (1)      Per Share       Offering Price (1)       Fee
------------------------------------------------------------------------------------------------
Deferred Compensation       $145,000,000          N/A               $145,000,000      $43,939.40
 Obligations (2)
================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h).

(2) The Deferred Obligations are unsecured obligations of Fluor Corporation to pay deferred compensation in the future in accordance with the terms of the Fluor Executive Deferred Compensation Program.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

 ITEM 1.  PLAN INFORMATION.

      Information for this Item is included in documents distributed to participants.

 ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

      Information for this Item is included in documents distributed to participants.


                                    PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

 ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

      The following documents which have been filed by Fluor Corporation (hereinafter, the "Company" or the "Registrant") with the Commission, as noted below, are incorporated by reference into this Registration Statement:

      (1) The Annual Report of the Company on Form 10-K for the fiscal year ended October 31, 1996; and

      (2) The Quarterly Reports of the Company on Form 10-Q for the fiscal quarters ended January 31, 1997, April 30, 1997 and July 31, 1997.

      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all such securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statement contained herein or in any document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified.

 ITEM 4.  DESCRIPTION OF SECURITIES.

      The Deferred Compensation Obligations hereby registered consist of certain unfunded and unsecured obligations of Fluor arising in favor of persons electing to participate in the Fluor Executive Deferred Compensation Program (the "Plan"). Set forth below is a summary of the Plan, which summary is qualified in its entirety by reference to the terms of the Plan, filed as
 Exhibit 4.3 hereto and incorporated herein by reference.

      The Plan permits eligible members of the Company's executive management team electing to participate in the Plan ("Participants") to defer all or any portion of their salary or incentive compensation awards for certain deferral periods. Participants may specify the portion of their compensation to be deferred, which elections shall become effective with the first payroll period commencing thereafter, in the case of salary deferrals, or as of the fiscal period in which such election is made and for which performance is measured, in the case of incentive compensation deferrals. Participants may change or terminate the deferred portion they have elected with respect to salary not more often than every six months; the deferred portion elected for any payment of incentive compensation is irrevocable. The Plan includes provisions that give Participants credit for benefits they may lose under the Company's savings and pension plans as a result of salary deferrals under the Plan.
 Additionally, the Plan provides that Participants may elect to receive deferred compensation credits (as opposed to cash compensation) in amounts equal the excess of the amount they elect to contribute to the Fluor Corporation Salaried Employees' Savings Plan (the "Savings Plan") over the annual contribution limitations imposed on such contributions under Section 401 of the Internal Revenue Code ("Excess Benefit Accruals").

      When a Participant elects to defer compensation under the Plan, the Company retains the deferred amount and credits the value thereof (and certain compensating accruals described below) by book entry to the applicable accounts established and maintained by the Company with respect to such Participant's deferred compensation. The Plan provides for "Deferral" and "Accrual" accounts. Deferral accounts are maintained with respect to the amount of compensation deferred in accordance with the Participant's instructions. Accrual accounts are maintained with respect to Excess Benefit Accruals and to give Participants credit for the amounts by which the Company's contributions to the Fluor Corporation Employees' Retirement Plan and the Savings Plan are reduced by reason of salary deferrals made under the Plan.

      The deferral period extends to the termination of the Participant's employment with the Company or its subsidiaries, except that, in the case amounts credited to the Participant's Deferral Accounts, the Participant may specify the date for the expiration of the deferral period (which may not extend beyond the date upon which the Participant reaches the age of 70-1/2 years). If the Participant specifies such an expiration date, the deferral period will terminate on the earlier of termination of such employment or such expiration date.

      Participants may allocate the amount of their accounts to various investment crediting options available under the Plan. Initially, Participants make allocations to the crediting options at the time they elect to participate in the Plan. Thereafter, Participants may change their allocations once every six months. The Executive Compensation Committee of the Company ("Committee") has discretion to determine which crediting options will be available under the Plan provided that certain crediting options will be continuously available to Participants that had deferred compensation accounts under prior deferred compensation plans that were rolled into the Plan effective as of May 1, 1995. Participant accounts are adjusted monthly to reflect the performance of the applicable crediting options.

      Amounts accrued in a Participant's account may be distributed in one lump sum payment on or before December 31 of the year in which the deferral period terminates (or, if the Company elects, in the following January) or in not more than 20 annual installments. In the case of Accrual accounts, Company has discretion to distribute the amount thereof as a lump sum payment or as installment payments; in the case of Deferral accounts, distributions will be as lump sum payments unless the Participant, in connection with his or her specification of a deferral period, elects to receive distributions of such accounts as a number of installment payments or, in the event the deferral period terminates as the result of the termination of the Participant's employment with the Company or its subsidiaries, the Company elects to make distributions as a number (not exceeding twenty) of annual installments.

      Amounts accrued in a Participant's accounts are also subject to lump sum distribution within fifteen days of the month following the termination of a Participant's employment with the Company or its subsidiaries if such termination occurs within two years following a change of control of the Company. Additionally, in the event that the Committee approves such distribution, limited portions of a Participant's account may be distributed in the event the Participant suffers an sudden, unexpected and severe financial hardship. Finally, a Participant may elect to receive a lump sum payment of 90% of his or her accounts prior to the termination of his or her employment with the Company or its subsidiaries. Such an election results in the forfeiture of any interest in the remaining 10% of his or her accounts and precludes further participation in the Plan for the balance of the fiscal year in which such election is made.

      The obligation of the Company to pay Participant's the amount of their accounts under the Plan is unfunded and constitutes a general unsecured obligation of the Company that ranks pari passu with other unsecured and unsubordinated indebtedness of the Company. Assets of the Company segregated or identified by the Company for the purpose of paying deferred compensation obligations under the Plan are general corporate assets of the Company subject to the claims of its creditors.

      The interests of Participants under the Plan may not be assigned, transferred, pledged or otherwise encumbered. Upon the death of a Participant, his or her beneficiaries, as designated under the Fluor Employee's Retirement Plan or as otherwise designated by the Participant to his or her employer or, in the absence of such designation, by the personal representative of the

 Participant's estate, shall be entitled to payments that would otherwise be made to the Participant under the Plan.

      The Company's obligation to pay amounts of deferred compensation under the Plan are not convertible into securities of the Company, and Participants have no voting rights with respect to the Plan or such obligations. Such obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. No trustee has been appointed having authority to take action with respect to the Plan or the Company's obligations thereunder, and each Participant is responsible for acting independently with respect to, among other things, the giving of notices, responding to any request for consents, waivers or amendments pertaining to the Plan or deferrals thereunder, and enforcing the Company's obligations under the Plan.

      The Plan is administered by the Committee. The Committee has full discretionary authority to interpret the Plan, to determine benefits payable to Participants, to maintain records, to make rules for the regulation of the Plan and to appoint plan administrators and to take other actions necessary for the proper administration of the Plan. The Plan may be amended or terminated at any time and from time to time, except that no such amendment may adversely affect a Participant's rights with respect to outstanding deferred compensation obligations credited to the Participant's account as of the date such amendment or termination without prior consent of the Participant.

 ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

      The validity of the securities of the Company being registered hereby has been passed upon by Lawrence N. Fisher, Senior Vice President - Law and Secretary of the Company. Mr. Fisher is an executive officer of the Company and holds both restricted and unrestricted shares of the Company's common stock. Mr. Fisher also is eligible to participate in the Plan.

 ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      The Company is a Delaware corporation. Article Nineteen of the Company's Restated Certificate of Incorporation provides that the officers and directors of the Company shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law, as amended from time to time (the "GCL"). Section 145 of the GCL provides that a Delaware corporation has the power to indemnify officers and directors in certain circumstances.

      Subsection (a) of Section 145 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer has no reasonable cause to believe his conduct was unlawful.

      Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit; provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification may be made in respect of any obligation, issue or matter as to which such director or officer has been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      Section 145 further provides that (i) to the extent that a director or officer has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. Article Nineteen of the Company's Restated Certificate of Incorporation provides that the indemnification provided for thereunder shall be a contract right which shall include the right to be paid expenses incurred in defending any proceeding in advance of its final disposition subject to any undertakings required under the GCL. Subsection (e) of Section 145 requires an undertaking to repay any such amount advanced if the director or officer receiving such amount is ultimately determined not to be entitled to indemnification.

      Article Nineteen limits indemnification of any officer or director with respect to actions initiated by such person to those actions where such indemnification is approved by the Company's Board of Directors.

      Indemnification provided for by Section 145 and Article Nineteen is not to be deemed exclusive of any other rights to which the indemnified party may be entitled. Both Section 145 and Article Nineteen permit the Company to maintain insurance on behalf of a director or officer against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liabilities under Section 145.

      Article Nineteen provides that any director or officer claiming rights to indemnification thereunder may bring suit if such indemnification is not paid within thirty days. Article Nineteen further provides that the Company bears the burden of proving that the claimant has not met the standards of conduct required for indemnification under the GCL if the Company elects to defend any such action.

      Article Eighteen of the Company's Restated Certificate of Incorporation provides that, to the fullest extent permitted under the GCL, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

 ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

      Not applicable.

 ITEM 8.  EXHIBITS.

      4.1 Restated Certificate of Incorporation of the Company, as in effect as of March 18, 1987 (filed as Exhibit 4.1 to the Company's Registration Statement on Form S-8 (No. 333-18151) and incorporated herein by reference)

      4.2 Bylaws of the Company, as amended effective January 28, 1997 (filed as Exhibit 3.2 to the Company's Form 10-K for the fiscal year ended October 31, 1996, and incorporated herein by reference)

      4.3 Fluor Executive Deferred Compensation Program, as restated effective as of May 1, 1997

      5 Opinion of Lawrence N. Fisher as to legality of the Deferred Compensation Obligations registered hereby

      23.1 Consent of Independent Auditors - Ernst & Young LLP

      23.2 Consent of Lawrence N. Fisher (contained in Exhibit 5)

      24 Manually signed Powers of Attorney executed by certain Fluor directors and officers

 ITEM 9.  UNDERTAKINGS.

      The undersigned Registrant hereby undertakes:

      (1) To file, during the period in which offers or sales are being made, a post effective amendment to this Registration Statement (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses
 (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

      (2) That for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

      (4) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

      (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of the expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine and State of California on the 29th day of September, 1997.

                                     FLUOR CORPORATION


                                        /s/ LAWRENCE N. FISHER
                                     By:___________________________________
                                        Lawrence N. Fisher
                                        Senior Vice President - Law and
                                        Secretary


      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Moreover, the undersigned hereby also certify that the best of their knowledge and belief the issuer meets all the requirements for filing on Form S-8.

         Signature                 Title                        Date
         ---------                 -----                        ----

 PRINCIPAL EXECUTIVE OFFICER AND DIRECTOR:

           *
-------------------------     Director, Chairman of        September 29, 1997
      L. G. McCraw             the Board and Chief
                                Executive Officer

 PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER:

           *
------------------------       Vice President and          September 29, 1997
     J. M. Conaway           Chief Financial Officer

 OTHER DIRECTORS:

           *
-------------------------           Director               September 29, 1997
    D. L. Blankenship

           *
-------------------------           Director               September 29, 1997
    C. A. Campbell, Jr.



           *
-------------------------           Director               September 29, 1997
       P. J. Fluor


           *
-------------------------           Director               September 29, 1997
      D. P. Gardner


            *
-------------------------           Director               September 29, 1997
       T. L. Gossage


            *
-------------------------           Director               September 29, 1997
       W. R. Grant


            *
-------------------------           Director               September 29, 1997
        B. R. Inman


            *
-------------------------           Director               September 29, 1997
       R. V. Lindsay


            *
-------------------------           Director               September 29, 1997
      V. S. Martinez


            *
-------------------------           Director              September 29, 1997
        B. Mickel

            *
-------------------------           Director              September 29, 1997
       D. R. O'Hare



-------------------------           Director
      R. W. Renwick


            *
-------------------------           Director             September 29, 1997
       M. R. Seger


       /s/ RAYMOND M. BUKATY
* By:_______________________________
             R. M. Bukaty
           Attorney-in-Fact

                                  EXHIBIT LIST

 Exhibit No.    Description of Exhibit
 -----------    ----------------------
   4.1          Restated Certificate of Incorporation of the Company, as in
                effect as of March 18, 1987 (filed as Exhibit 4.1 to the
                Company's Registration Statement on Form S-8 (No. 333-18151) and
                incorporated herein by reference)

   4.2          Bylaws of the Company, as amended effective January 28, 1997
                (filed as Exhibit 3.2 to the Company's Form 10-K for the fiscal year ended October 31, 1996, and incorporated herein by reference)

   4.3 Fluor Executive Deferred Compensation Program, as restated effective as of May 1, 1997

   5            Opinion of Lawrence N. Fisher as to legality of the Deferred
                Compensation Obligations registered hereby

   23.1         Consent of Independent Auditors - Ernst & Young LLP

   23.2         Consent of Lawrence N. Fisher (contained in Exhibit 5)

   24 Manually signed Powers of Attorney executed by certain Fluor directors and officers